Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2017

Bensalem, PA — February 6, 2018 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended December 31, 2017 increased to $499.4 million compared to $398.6 million for the same period in 2016. Net income for the three months ended December 31, 2017 was $20.2 million, or $0.27 per basic and diluted common share.

Revenues for the year ended December 31, 2017 increased to $1.87 billion compared to $1.56 billion for the same period in 2016. Net income for the year ended December 31, 2017 was $88.2 million, or $1.20 per basic and $1.19 per diluted common share.

As previously announced, on January 30, 2018 our Board of Directors declared a quarterly cash dividend of $0.19125 per common share, payable on March 23, 2018 to shareholders of record at the close of business on February 16, 2018. This represents the 59th consecutive quarterly cash dividend payment, as well as the 58th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, February 7, 2018 at 8:30 a.m. Eastern Time to discuss its results for the three months and year ended December 31, 2017. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, February 7, 2018. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will present at Oppenheimer’s 28th Annual Healthcare Conference on March 20, 2018 at the Westin New York Grand Central in New York City, New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; having several significant clients which, both individually and in the aggregate, accounted for a significant portion of our total consolidated revenues for the year ended December 31, 2017; credit and collection risks associated with this industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2016 under “Government Regulation of Clients,” “Competition’’ and “Service Agreements and Collections,” and under Item IA “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Senior Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$499,410	$398,565	$1,866,131	$1,562,662
Operating costs and expenses:
Cost of services provided	432,694	340,897	1,612,510	1,339,492
Selling, general and administrative	33,591	27,225	126,732	105,417
Income from operations	33,125	30,443	126,889	117,753
Other income:
Investment and interest	1,553	86	6,076	2,634
Income before income taxes	34,678	30,529	132,965	120,387
Income taxes	14,492	10,230	44,739	42,991

Net income	$20,186	$20,299	$88,226	$77,396

Basic earnings per common share	$0.27	$0.28	$1.20	$1.06

Diluted earnings per common share	$0.27	$0.28	$1.19	$1.05

Cash dividends declared per common share	$0.19125	$0.18625	$0.75750	$0.73750

Basic weighted average number of common shares outstanding	73,601	72,861	73,355	72,754

Diluted weighted average number of common shares outstanding	74,631	73,590	74,348	73,474

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$9,557	$23,853
Marketable securities, at fair value	73,221	67,730
Accounts and notes receivable, net	378,720	271,276
Other current assets	65,908	51,765
Total current assets	527,406	414,624

Property and equipment, net	13,509	13,455
Notes receivable - long term	15,476	7,531
Goodwill	51,084	44,438
Other intangible assets, net	30,881	14,409
Deferred compensation funding	28,885	24,119
Other assets	8,762	9,870
Total Assets	$676,003	$528,446

Accrued insurance claims - current	$22,245	$23,573
Other current liabilities	161,923	77,298
Total current liabilities	184,168	100,871

Accrued insurance claims - long term	62,454	64,080
Deferred compensation liability	29,429	24,653
Stockholders' equity	399,952	338,842
Total Liabilities and Stockholders' Equity	$676,003	$528,446

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